Exhibit 99.l

Steinway Announces Agreement in Principle to Sell Band Division

For Immediate Release:

WALTHAM, MA - January 20, 2012 - Steinway Musical Instruments, Inc. (NYSE:LVB), one of the world’s leading manufacturers of musical instruments, announced today that it has reached an agreement in principle to sell its band division to an investor group led by two current directors of the Company: Dana Messina, former CEO, and John Stoner, Conn-Selmer President. Samick Musical Instruments Co. Ltd, the owner of 33% of the Company’s common stock, will provide a portion of the financing and acquire a significant equity interest in the buyer.

The parties expect to execute a definitive Purchase and Sale Agreement, subject to committed financing, in the next 30 to 60 days. The definitive agreement will include a “go-shop” provision under which the Special Committee of the Board of Directors will be permitted to solicit, receive, evaluate and enter into negotiations with respect to alternative proposals for a 60-day period. The Special Committee, with the assistance of its advisors, will actively solicit alternative proposals during this period. There can be no assurance that this process will result in a superior offer and there can be no assurance that the Company will enter into a definitive agreement for any transaction or that any transaction will be completed.

About Steinway Musical Instruments

Steinway Musical Instruments, Inc., through its Steinway and Conn-Selmer divisions, is a global leader in the design, manufacture, marketing and distribution of high quality musical instruments. These products include Bach Stradivarius trumpets, Selmer Paris saxophones, C.G. Conn French horns, Leblanc clarinets, King trombones, Ludwig snare drums and Steinway & Sons pianos. Through its online music retailer, ArkivMusic, the Company also produces and distributes classical music recordings. For more information about Steinway Musical Instruments, Inc. please visit the Company’s website at www.steinwaymusical.com.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995

This release contains “forward-looking statements” which represent the Company’s present expectations or beliefs concerning future events. The Company cautions that such statements are necessarily based on certain assumptions which are subject to risks and uncertainties which could cause actual results to differ materially from those indicated in this release. Further information on these risk factors is included in the Company’s filings with the Securities and Exchange Commission.

Contact:	Julie A. Theriault
Telephone:	781-894-9770
Email:	ir@steinwaymusical.com